Exhibit 99.1

IFF Reports Fourth Quarter & Full Year 2017 Results

Achieved strong strategic and financial progress in 2017

NEW YORK--(BUSINESS WIRE)--February 14, 2018--Regulatory News:

International Flavors & Fragrances Inc. (NYSE: IFF) (Euronext Paris: IFF) reported financial results and strategic achievements for the fourth quarter and full year ended December 31, 2017.

Full Year 2017 Consolidated Summary: Change vs. Prior Year

	Reported (GAAP)			Adjusted (Non-GAAP)¹			Currency Neutral (Non-GAAP)¹
	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS
Consolidated	9%	2%	(26)%	9%	4%	8%	9%	5%	9%
Acquisition Impact	5%	3%	4%	5%	3%	3%	5%	3%	3%

¹ Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP metrics.

Q4 2017 Consolidated Summary: Change vs. Prior Year

	Reported (GAAP)			Adjusted (Non-GAAP)¹			Currency Neutral (Non-GAAP)¹
	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS
Consolidated	12%	17%	(150)%	12%	6%	14%	10%	4%	16%
Acquisition Impact	3%	(1)%	(1)%	3%	(1)%	(1)%	3%	(1)%	(1)%

¹ Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP metrics

Management Commentary

“2017 was another notable year in terms of progress, both strategically and in regards to our financial performance,” said Chairman and CEO Andreas Fibig. “We continued to advance our long-term strategy that will enable us to deliver strong returns for our shareholders. We successfully launched three new captive fragrance ingredients, commercialized three natural modulators, expanded our core list participation with several key accounts, and launched Tastepoint℠ by IFF - a fully dedicated organization within IFF designed to service middle-market customers in North America. In addition, we continued to make progress towards our M&A ambition, adding nearly $90 million in expected annualized revenue with the acquisitions of Fragrance Resources & PowderPure.

“In terms of full year financial performance, we achieved currency neutral growth across all of our key metrics. Both business units successfully delivered solid top-line growth – with a marked acceleration in the second half of 2017. Bottom-line performance was supported by strong benefits from cost and productivity initiatives and value-enhancing acquisitions.”

Full Year 2017 Consolidated Financial Highlights

  Reported net sales for the full year totaled $3.4 billion, an increase of 9% from $3.1 billion in 2016. Excluding the impact of foreign exchange, currency neutral sales also increased 9% over the prior year, including approximately five percentage points related to our recent acquisitions.
  Reported operating profit for the full year was $581 million versus $567 million reported in 2016, an increase of 2%. Excluding the impact of foreign exchange and those items that affect comparability, currency neutral adjusted operating profit grew 5%, principally driven by volume growth, the benefits associated with cost and productivity initiatives and acquisitions.
  Reported earnings per share (EPS) for the full year was $3.72 per diluted share versus $5.05 per diluted share reported in 2016. Excluding the impact of foreign exchange and those items that affect comparability, currency neutral adjusted EPS improved 9%, driven by adjusted operating profit growth, a more favorable year-over-year effective tax rate, and lower year-over-year shares outstanding.

U.S. Tax Reform

  On December 22, 2017, the U.S. government enacted comprehensive tax reform commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). As a result, the Company recording a provisional net charge of $139 million in the quarter ended December 31, 2017, which includes a transition tax on the Company’s historic unremitted foreign earnings and the revaluation of the Company’s net deferred tax assets.

Full Year 2017 Strategic Highlights:

  Sweetness and savory modulation portfolio sales increased strong double-digits
  Encapsulation related sales continued to grow, led by Fabric Care and Personal Wash
  Middle East & Africa improved mid-single-digits, with growth in both flavors and fragrances
  Launched Tastepoint℠ to serve dynamic mid-tier customers; grew strong double-digits
  Cosmetic Active Ingredients continued to grow double-digits
  Added approximately $90 million of expected annual revenue with the acquisitions of Fragrance Resources - increasing our participation in specialty fine fragrances and strengthening our market position with regional customers & PowderPure - expanding our expertise by offering clean label solutions that do not compromise taste, nutrition and color
  Reaffirmed sustainability leadership with CDP “A” Rating & EcoVadis “Gold” Status

Full Year 2017 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)		Currency Neutral (Non-GAAP)
	Sales	Segment Profit	Sales	Segment Profit
Flavors	9%	11%	10%	14%
Acquisition Impact	5%	4%	5%	4%

Fragrances	9%	0%	9%	(1)%
Acquisition Impact	5%	1%	5%	1%

Flavors Business Unit

  On a reported basis, sales increased 9%, or $135.6 million, to $1.6 billion. Currency neutral sales grew 10% driven by growth in all categories, and the contribution of sales related to the acquisitions of David Michael and PowderPure.
  EAME increased 6% on a reported basis and 8% on a currency neutral basis, with growth in Central, Southern, Eastern and Western Europe as well the Middle East and Africa. Growth was achieved across all categories, led by strong performances in Dairy and Beverage.
  North America improved 23% reflecting additional sales related to acquisitions as well as mid-single-digit growth on an organic basis. Performance was also driven by strong new wins in Savory.
  Latin America increased 7% on a reported basis and 6% on a currency neutral basis led by double-digit growth in the South Cone and Andean Pact sub-regions. Growth was achieved in all categories, led by strong new wins in Savory and Dairy.
  Greater Asia increased 1% on a reported and on a currency neutral basis, with strong double-digit growth in India and Thailand. On a category basis, growth was strongest in Beverage, Savory and Sweet.
  Flavors segment profit increased 11% on a reported basis and 14% on a currency neutral basis, driven by volume growth, the contribution of acquisitions and the benefits from productivity initiatives.

Fragrances Business Unit

  On a reported basis, sales increased 9%, or $146.7 million, to $1.8 billion. Currency neutral sales also improved 9%, with broad-based contributions from the organic business and sales related to the acquisition of Fragrance Resources.
  Fine Fragrances increased 18% on a reported basis and 16% on a currency neutral basis, inclusive of additional sales related to the acquisition of Fragrance Resources. Results were driven by strong double-digit growth in EAME, North America and Greater Asia.
  Consumer Fragrances grew 7% on a reported and currency neutral basis led by growth in Home Care, Fabric Care and Personal Wash. On a geographic basis, growth was achieved in all regions, led by growth in EAME and North America.
  Fragrance Ingredients grew 8% on a reported and currency neutral basis, led by strong growth in LATAM and EAME as well as double-digit growth in Cosmetic Active Ingredients.
  Fragrances segment profit remained constant on a reported basis and declined 1% on a currency neutral basis as volume growth, the benefits from cost and productivity initiatives and the contribution of acquisitions was offset by unfavorable price to input costs, and higher research, selling and administrative expenses, including higher incentive compensation.

Fourth Quarter 2017 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)		Currency Neutral (Non-GAAP)
	Sales	Segment Profit	Sales	Segment Profit
Flavors	6%	10%	5%	10%
Acquisition Impact	0%	(2)%	0%	(2)%

Fragrances	18%	4%	15%	0%
Acquisition Impact	5%	1%	5%	1%

Flavors Business Unit

  On a reported basis, sales increased 6%, or $24.2 million, to $401.9 million. Currency neutral sales grew 5%, with growth in Savory, Beverage and Sweet.
  EAME increased 8% on a reported basis and 5% on a currency neutral basis led by strong growth in Middle East, Africa and Central, Southern and Eastern Europe.
  North America grew 9% driven by strong double-digit growth in Savory as well as additional sales related to the acquisition of PowderPure.
  Latin America increased 5% on a reported and 6% on a currency neutral basis led by growth in the South Cone sub-region.
  Greater Asia increased 3% on a reported and 2% on a currency neutral basis principally driven by strong growth in India and the Asean region.
  Flavors segment profit grew 10% on a reported basis and currency neutral basis, driven by volume growth and the benefits from productivity initiatives.

Fragrances Business Unit

  On a reported basis, sales increased 18%, or $67.8 million, to $452.7 million, while currency neutral sales improved 15%. Growth was broad-based, with double-digit increases in all regions.
  Fine Fragrances grew 31% on a reported basis and 27% on a currency neutral basis, inclusive of additional sales related to the acquisition of Fragrance Resources. All regions achieved strong double-digit growth.
  Consumer Fragrances improved 14% on a reported and 12% on a currency neutral basis, inclusive of additional sales related to the acquisition of Fragrance Resources. Performance was also driven by strong growth in Personal Wash, Home Care and Toiletries. On a geographic basis, growth was strongest in North America and Greater Asia – both increasing double-digits – as well as increases in EAME and Latin America.
  Fragrance Ingredients grew 17% on a reported basis and 14% on a currency neutral basis driven by strong growth in Latin America, North America and Greater Asia as well as double-digit growth in Cosmetic Active Ingredients.
  Fragrances segment profit grew 4% on a reported basis, and remained constant on a currency neutral basis as volume growth and the benefits from productivity initiatives were offset by softer mix, unfavorable price to input costs and higher research, selling and administrative expenses, including higher incentive compensation.

FY 2018 Financial Guidance: Percent Change vs. Prior Year

Management Commentary

Mr. Fibig continued, “As we enter 2018 – recognizing that uncertainty remains in the operating environment – we are targeting growth across all of our key financial metrics. We are doing so by taking action to accelerate sales growth in advantaged categories, deliver innovation that is truly differentiated and generate higher returns via continued cost and productivity initiatives. This in turn is expected to lead to currency neutral adjusted operating profit growth in line with our long-term target, absent of a two percentage point headwind related to a supply issue of a commonly used raw material, and ultimately generate strong returns for our shareholders.”

The Company’s full year 2018 guidance:

	Currency Neutral	FX Impact[1]	Adjusted[2]

Sales	3.0% - 5.0%	~3.0%	6.0% - 8.0%
Operating Profit	5.0% - 7.0%	~1.5%	6.5% - 8.5%
EPS	4.0% - 6.0%	~1.5%	5.5% - 7.5%

1 See Use of Non-GAAP Financial Measures

2 Excludes items impacting comparability

U.S. Tax Reform

  Based on our current assessment and understanding of the Tax Act and the Company’s current global operating structure, the Company believes its effective tax rate will be approximately 21% in 2018. The ultimate impact of the Tax Act may differ from this estimate, due to, among other things, changes in interpretations and assumptions the Company has made, additional guidance that may be issued by the taxing authorities as well as operating and/or structural changes that the Company may take as a result of the Tax Act.

FASB Amendment: Compensation - Retirement Benefits

  In March 2017, the FASB issued amendments to the Compensation - Retirement Benefits guidance which requires employers that present a measure of operating income in their statement of income to include only the service cost component of net periodic pension cost and postretirement costs in operating expenses. Interest cost, asset returns and amortized gains and losses will now be included in Other Income and Expense.
  In conformity with this guideline, and effective in 2018, the Company expects an increase in operating expenses of approximately $30 million for 2018 as compared to the presentation prior to the change. The amounts of the increases in operating expenses in fiscal year 2017 and 2016, which will be revised in 2018, were $30 million and $15 million, respectively. In each case, the increase in operating expenses is offset by increased income in Other Income/Expense. The change does not impact Net Income or EPS in any period.

A copy of the Company’s Annual Report on Form 10-K will be available on its website at www.iff.com or at sec.gov by February 27, 2018.

Audio Webcast

A live webcast to discuss the Company’s fourth quarter and full year 2017 financial results will be held on February 15, 2018, at 10:00 a.m. ET. Investors may access the webcast and accompanying slide presentation on the Company's IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding our outlook in 2018, including accelerated sales and profitable growth, the expected impact of and benefits from cost and productivity initiatives, the impact of the Tax Act on 2018 the Company’s effective tax rate, and the impact of our actions on value creation for our shareholders. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2017. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) macroeconomic trends affecting the emerging markets; (2) the Company’s ability to implement and adapt its refreshed Vision 2020 strategy; (3) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2020 strategy, and to realize the anticipated benefits of those acquisitions; (4) the Company’s ability to realize the benefits of its cost and productivity initiatives, (5) the impact of the disruption in supply of citral from BASF on the price and availability of citral in 2018; (6) the Company’s ability to effectively compete in its market, and to successfully develop new, cost-effective and competitive products that appeal to its customers and consumers; (7) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (8) the Company’s ability to benefit from its investments and expansion in emerging markets; (9) the impact of recently enacted U.S. tax legislation on the Company’s effective tax rate in 2018 and beyond; (10) the impact of currency fluctuations or devaluations in the principal foreign markets in which it operates; (11) the economic and political risks associated with the Company’s international operations, including challenging economic conditions in China and Latin America; (12) the impact of any failure or interruption of the Company’s key information technology systems or a breach of information security; (13) the Company’s ability to attract and retain talented employees; (14) the Company’s ability to comply with, and the costs associated with compliance with U.S. and foreign environmental protection laws; (15) the Company’s ability to realize expected cost savings and efficiencies from its profitability improvement initiative and other optimization activities; (16) volatility and increases in the price of raw materials, energy and transportation; (17) price realization in a rising input cost environment (18) fluctuations in the quality and availability of raw materials; (19) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (20) any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; (21) the Company’s ability to successfully manage its working capital and inventory balances; (22) uncertainties regarding the outcome of, or funding requirements related to litigation or settlement of pending litigation uncertain tax positions or other contingencies; (23) the effect of legal and regulatory developments, as well as restrictions or costs that may be imposed on the Company or its operations by U.S. and foreign governments; (24) adverse changes in federal, state, local and international tax legislation or policies, including with respect to transfer pricing and state aid, and adverse results of tax audits, assessments, or disputes; and (25) changes in market conditions or governmental regulations relating to our pension and postretirement obligations. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Measures

We provide in this press release (1) Currency Neutral Sales, (2) Adjusted Operating Profit and Currency Neutral Adjusted Operating Profit and (3) Adjusted EPS and Currency Neutral Adjusted EPS, which exclude restructuring costs and other significant items of a non-recurring and/or nonoperational nature such as legal charges/credits, gain on sale of assets, operational improvement initiatives and acquisition related costs (often referred to as “Items Impacting Comparability”) and, with respect to the currency neutral items, the impact of foreign currency movements. We provide these metrics as we believe that they are useful in providing period to period comparisons of the results of our operational performance. When we provide our expectations for our currency neutral metrics in our full year 2018 guidance, we estimate the anticipated FX impact by comparing prior year results to the prior year results restated at exchange rates in effect for the current year based on the currency of the underlying transaction. When we provide our expectations for our Adjusted Operating Profit and our Adjusted EPS in our full year 2018 guidance, the closest corresponding GAAP measures (expected reported Operating Profit and EPS) and a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally are not available without unreasonable effort due to inherent difficulty of forecasting the timing and amount of reconciling items that would be excluded from the GAAP measure in the relevant future period and the relevant tax impact of such reconciling items on EPS. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results. Currency Neutral Sales, Adjusted Operating Profit, Currency Neutral Adjusted Operating Profit, Adjusted EPS and Currency Neutral Adjusted EPS should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

Meet IFF

International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris: IFF) is a leading innovator of sensorial experiences that move the world. At the heart of our company, we are fueled by a sense of discovery, constantly asking “what if?”. That passion for exploration drives us to co-create unique products that consumers taste, smell, or feel in fine fragrances and beauty, detergents and household goods, as well as beloved foods and beverages. Our 7,300 team members globally take advantage of leading consumer insights, research and development, creative expertise, and customer intimacy to develop differentiated offerings for consumer products. Learn more at www.iff.com, Twitter , Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended December 31,			Year Ended December 31,

	2017	2016	% Change	2017	2016	% Change

Net sales	$854,625	$762,559	12%	$3,398,719	$3,116,350	9%
Cost of goods sold	496,935	435,607	14%	1,919,718	1,717,280	12%
Gross profit	357,690	326,952	9%	1,479,001	1,399,070	6%
Research and development	75,063	63,210	19%	286,026	254,263	12%
Selling and administrative	139,597	157,851	(12)%	557,311	566,224	(2)%
Restructuring and other charges	5,528	(1,700)	(425)%	19,711	(1,700)	(1,259)%
Amortization of acquisition-related intangibles	10,366	7,105	46%	34,694	23,763	46%
Gain on the sale of fixed assets	(64)	(7,839)	(99)%	(184)	(10,836)	(98)%
Operating profit	127,200	108,325	17%	581,443	567,356	2%
Interest expense	15,779	12,339	28%	65,363	52,989	23%
Other (income) expense, net	(3,771)	(7,395)	(49)%	(20,965)	(9,350)	124%
Pretax income	115,192	103,381	11%	537,045	523,717	3%
Income taxes	155,347	23,463	562%	241,380	118,686	103%
Net (loss) income	$(40,155)	$79,918	(150)%	$295,665	$405,031	(27)%

(Loss) earnings per share - basic	$(0.51)	$1.00		$3.73	$5.07
(Loss) earnings per share - diluted	$(0.51)	$1.00		$3.72	$5.05

Average shares outstanding
Basic	79,056	79,399		79,070	79,648
Diluted	79,056	79,713		79,370	79,981

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	December 31, 2017	December 31, 2016
Cash & cash equivalents	$368,046	$323,992
Receivables	663,663	550,658
Inventories	649,448	592,017
Other current assets	215,387	142,347
Total current assets	1,896,544	1,609,014

Property, plant and equipment, net	880,580	775,716
Goodwill and other intangibles, net	1,572,075	1,365,906
Other assets	249,727	266,348
Total assets	$4,598,926	$4,016,984

Bank borrowings and overdrafts, and
current portion of long-term debt	$6,966	$258,516
Other current liabilities	761,802	639,781
Total current liabilities	768,768	898,297

Long-term debt	1,632,186	1,066,855
Non-current liabilities	508,678	420,698

Shareholders' equity	1,689,294	1,631,134
Total liabilities and shareholders' equity	$4,598,926	$4,016,984

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:

Net income	$295,665	$405,031
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	117,967	102,469
Deferred income taxes	58,889	14,350
Gain on disposal of assets	(184)	(10,836)
Stock-based compensation	26,567	24,587
Pension contributions	(39,298)	(46,347)
Litigation settlement	(56,000)	—
Foreign currency gain on liquidation of entity	(12,217)	—
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(68,851)	(21,544)
Inventories	(18,911)	15,452
Accounts payable	29,114	(7,642)
Accruals for incentive compensation	19,144	12,133
Other current payables and accrued expenses	22,679	49,103
Other assets	(3,866)	(1,067)
Other liabilities	20,058	14,450
Net cash provided by operating activities	390,756	550,139

Cash flows from investing activities:

Cash paid for acquisitions, net of cash received	(192,328)	(236,836)
Additions to property, plant and equipment	(128,973)	(126,412)
Proceeds from disposal of assets	16,139	6,856
Maturity of net investment hedges	1,434	637
Proceeds from life insurance contracts	3,798	292
Net cash used in investing activities	(299,930)	(355,463)

Cash flows from financing activities:
Cash dividends paid to shareholders	(206,118)	(184,897)
Decrease in revolving credit facility borrowings and overdrafts	(4,499)	(131,074)
Proceeds from issuance of long-term debt	498,250	555,559
Deferred financing costs	(5,373)	(5,788)
Repayments of debt	(250,000)	(125,000)
Loss on pre-issuance hedges	(5,310)	(3,244)
Proceeds from issuance of stock under stock plans	329	813
Employee withholding taxes paid	(11,768)	(13,353)
Purchase of treasury stock	(58,069)	(127,443)
Net cash used in financing activities	(42,558)	(34,427)
Effect of exchange rates changes on cash and cash equivalents	(4,214)	(18,245)
Net change in cash and cash equivalents	44,054	142,004
Cash and cash equivalents at beginning of year	323,992	181,988
Cash and cash equivalents at end of period	$368,046	$323,992

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Sales
Flavors	$401,880	$377,656	$1,632,166	$1,496,525
Fragrances	452,745	384,903	1,766,553	1,619,825
Consolidated	854,625	762,559	3,398,719	3,116,350

Segment Profit
Flavors	$85,482	$77,579	$375,208	$337,242
Fragrances	75,329	72,376	335,412	334,220
Global Expenses	(15,986)	(13,936)	(63,180)	(48,487)
Operational Improvement Initiatives	(329)	(502)	(1,802)	(2,402)
Acquisition Related Costs	113	(10,161)	(20,389)	(12,195)
Integration Related Costs	(1,676)	—	(4,179)	—
Legal Charges/Credits	—	(25,000)	(1,000)	(48,518)
Tax Assessment	—	—	(5,331)	—
Restructuring and Other Charges	(5,528)	151	(19,711)	(322)
Gain on Sale of Assets	64	7,818	184	7,818
FDA Mandated Product Recall	(7,500)	—	(11,000)	—
UK Pension Settlement Charges	(2,769)	—	(2,769)	—
Operating profit	127,200	108,325	581,443	567,356

Interest Expense	(15,779)	(12,339)	(65,363)	(52,989)
Other income (expense), net	3,771	7,395	20,965	9,350
Income before taxes	$115,192	$103,381	$537,045	$523,717

Operating Margin
Flavors	21.3%	20.5%	23.0%	22.5%
Fragrances	16.6%	18.8%	19.0%	20.6%
Consolidated	14.9%	14.2%	17.1%	18.2%

International Flavors & Fragrances Inc. Sales Performance by Region and Category (Unaudited)

		Fourth Quarter 2017 vs. 2016
		Percentage Change in Sales by Region of Destination
		Fine	Consumer Fragrances	Ingredients	Total Frag.	Flavors	Total

North America	Reported	63%	19%	28%	29%	9%	17%

EAME	Reported	25%	16%	5%	19%	8%	12%
	Currency Neutral	18%	9%	0%	12%	5%	7%

Latin America	Reported	20%	7%	60%	10%	5%	10%
	Currency Neutral	17%	7%	60%	10%	6%	10%

Greater Asia	Reported	30%	14%	16%	15%	3%	8%
	Currency Neutral	30%	14%	15%	14%	2%	7%

Total	Reported	31%	14%	17%	18%	6%	12%
	Currency Neutral	27%	12%	14%	15%	5%	10%

		2017 vs. 2016
		Percentage Change in Sales by Region of Destination
		Fine	Consumer Fragrances	Ingredients	Total Frag.	Flavors	Total

North America	Reported	21%	10%	3%	13%	23%	17%

EAME	Reported	22%	11%	10%	15%	6%	10%
	Currency Neutral	22%	10%	10%	14%	8%	11%

Latin America	Reported	4%	1%	37%	2%	7%	5%
	Currency Neutral	-1%	1%	36%	0%	6%	4%

Greater Asia	Reported	23%	5%	1%	6%	1%	3%
	Currency Neutral	25%	6%	2%	6%	1%	3%

Total	Reported	18%	7%	8%	9%	9%	9%
	Currency Neutral	16%	7%	8%	9%	10%	9%

Currency neutral growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2017 period.

International Flavors & Fragrances Inc. GAAP to Non-GAAP Reconciliation Foreign Exchange Impact (Unaudited)

Q4 Consolidated	Sales	Operating Profit	EPS
% Change - Reported (GAAP)	12%	17%	-150%
Items Impacting Comparability	0%	-11%	165%*
% Change - Adjusted (Non-GAAP)	12%	6%	14%
Currency Impact	-2%	-2%	1%*
% Change - Currency Neutral (Adjusted)	10%	4%	16%

Q4 Flavors	Sales	Segment Profit
% Change - Reported (GAAP)	6%	10%
Currency Impact	-1%	0%
% Change - Currency Neutral	5%	10%

Q4 Fragrances	Sales	Segment Profit
% Change - Reported (GAAP)	18%	4%
Currency Impact	-3%	-4%
% Change - Currency Neutral	15%	0%

FY 2017 Consolidated	Sales	Operating Profit	EPS
% Change - Reported (GAAP)	9%	2%	-26%
Items Impacting Comparability	0%	2%	34%
% Change - Adjusted (Non-GAAP)	9%	4%	8%
Currency Impact	0%	1%	2%*
% Change - Currency Neutral (Adjusted)	9%	5%	9%

FY 2017 Flavors	Sales	Segment Profit
% Change - Reported (GAAP)	9%	11%
Currency Impact	1%	3%
% Change - Currency Neutral	10%	14%

FY 2017 Fragrances	Sales	Segment Profit
% Change - Reported (GAAP)	9%	0%
Currency Impact	0%	-1%
% Change - Currency Neutral	9%	-1%

*Item does not foot due to rounding

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
(DOLLARS IN THOUSANDS)	Fourth Quarter
	2017	2016
Reported (GAAP)	$357,690	$326,952
Operational Improvement Initiatives (a)	329	502
Acquisition Related Costs (b)	(194)	6,759
Integration Related Costs (c)	163	—
Restructuring and Other Charges (e)	—	185
FDA Mandated Product Recall (g)	7,500	—
Adjusted (Non-GAAP)	$365,488	$334,398

Reconciliation of Selling and Administrative Expenses
(DOLLARS IN THOUSANDS)	Fourth Quarter
	2017	2016
Reported (GAAP)	$139,597	$157,851
Operational Improvement Initiatives (a)	—	—
Acquisition Related Costs (b)	(81)	(3,402)
Integration Related Costs (c)	(1,390)	—
Legal Charges/Credits (d)	—	(25,000)
Restructuring and Other Charges (e)	—	(1,364)
UK Pension Settlement Charges (h)	(1,882)	—
Adjusted (Non-GAAP)	$136,244	$128,085

Reconciliation of Operating Profit
(DOLLARS IN THOUSANDS)	Fourth Quarter
	2017	2016
Reported (GAAP)	$127,200	$108,325
Operational Improvement Initiatives (a)	329	502
Acquisition Related Costs (b)	(113)	10,161
Integration Related Costs (c)	1,676	—
Legal Charges/Credits (d)	—	25,000
Restructuring and Other Charges (e)	5,528	(151)
Gain on Sale of Assets (f)	(64)	(7,818)
FDA Mandated Product Recall (g)	7,500	—
UK Pension Settlement Charges (h)	2,769	—
Adjusted (Non-GAAP)	$144,825	$136,019

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income
(DOLLARS IN THOUSANDS)	Fourth Quarter
	2017				2016
	Income before taxes	Taxes on income (j)	Net income	EPS	Income before taxes	Taxes on income (j)	Net income	EPS
Reported (GAAP)	$115,192	$155,347	$(40,155)	$(0.51)	$103,381	$23,463	$79,918	$1.00
Operational Improvement Initiatives (a)	329	82	247	—	502	123	379	—
Acquisition Related Costs (b)	(113)	(45)	(68)		10,161	3,575	6,586	0.08
Integration Related Costs (c)	1,676	574	1,102	0.01	—	—	—	—
Legal Charges/Credits (d)	—	—	—	—	25,000	8,750	16,250	0.20
Restructuring and Other Charges (e)	5,528	1,561	3,967	0.05	(151)	7	(158)	—
Gain on Sale of Assets (f)	(64)	(20)	(44)	—	(7,818)	(2,658)	(5,160)	(0.06)
FDA Mandated Product Recall (g)	7,500	2,652	4,848	0.06	—	—	—	—
UK Pension Settlement Charges (h)	2,769	526	2,243	0.03	—	—	—	—
U.S. Tax Reform (i)	—	(139,172)	139,172	1.76	—	—	—	—
Adjusted (Non-GAAP)	$132,817	$21,505	$111,312	$1.40	$131,075	$33,260	$97,815	$1.22
(a)	For 2017 and 2016, represents accelerated depreciation and idle labor costs in Hangzhou, China. For 2016, also includes the partial reversal of severance accruals related to prior year operational initiatives in Europe. There was approximately $0.4 million of idle labor costs in Hangzhou, China recorded during the 2016 that were not excluded from Adjusted Non-GAAP metrics.
(b)	For 2017, represents the amortization of inventory "step-up" included in Cost of goods sold and transaction costs related to the acquisitions of Fragrance Resources and PowderPure within Selling and administrative expenses. For 2016, represents the amortization of inventory "step-up" included in Cost of goods sold and transaction costs related to the acquisitions of David Michael within Selling and administrative expenses.
(c)	Represents costs related to the integration of the David Michael and Fragrance Resources acquisitions.
(d)	Represents additional charge related to litigation settlement.
(e)	Represents severance costs related to the 2017 Productivity Program which were partially offset by the reversal of 2015 severance charges that were no longer needed. For 2016, represents accelerated depreciation related to restructuring initiatives and severance costs related to the termination of a former executive officer and the partial reversal of restructuring accruals recorded in the prior year.
(f)	Represents gains on sale of assets. For 2016, assets sold were principally in Brazil. During the first quarter of 2016, we previously recognized approximately $3 million of gains related to the sale of fixed assets. We have not retrospectively adjusted these amounts out of our Adjusted Non-GAAP metrics.
(g)	Represents an estimate of the Company's incremental direct costs and customer reimbursement obligations, in excess of the Company's sales value of the recalled products, arising from an FDA mandated recall.
(h)	Represents pension settlement charges incurred in one of the Company's UK pension plans.
(i)	Represents charges incurred related to enactment of certain U.S. tax legislation changes in December 2017. The amount includes approximately $38.6 million related to net adjustments on deferred tax assets and $100.6 million related taxes on deemed repatriation of earnings.
(j)	The income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax expense (benefit) was calculated at 0%. For fiscal year 2017, these non-GAAP adjustments were not subject to foreign tax credits or valuation allowances, but to the extent that such factors are applicable to any future non-GAAP adjustments we will take such factors into consideration in calculating the tax expense (benefit).

The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $0.785M related to PowderPure, $2,578M related to Fragrance Resources, $1,131M related to David Michael, $1,571M related to Ottens Flavors, and $2,067M related to Lucas Meyer Cosmetics.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
(DOLLARS IN THOUSANDS)	Year Ended December 31,
	2017	2016
Reported (GAAP)	$1,479,001	$1,399,070
Operational Improvement Initiatives (a)	1,802	2,391
Acquisition Related Costs (b)	15,860	7,648
Integration Related Costs (c)	480	—
Restructuring and Other Charges (f)	—	658
FDA Mandated Product Recall (i)	11,000	—
Adjusted (Non-GAAP)	$1,508,143	$1,409,767

Reconciliation of Selling and Administrative Expenses
(DOLLARS IN THOUSANDS)	Year Ended December 31,
	2017	2016
Reported (GAAP)	$557,311	$566,224
Operational Improvement Initiatives (a)	—	(11)
Acquisition Related Costs (b)	(4,529)	(4,547)
Integration Related Costs (c)	(3,258)	—
Legal Charges/Credits (d)	(1,000)	(48,518)
Tax Assessment (e)	(5,331)	—
Restructuring and Other Charges (f)	—	(1,364)
UK Pension Settlement Charges (j)	(1,882)	—
Adjusted (Non-GAAP)	$541,311	$511,784

Reconciliation of Operating Profit
(DOLLARS IN THOUSANDS)	Year Ended December 31,
	2017	2016
Reported (GAAP)	$581,443	$567,356
Operational Improvement Initiatives (a)	1,802	2,402
Acquisition Related Costs (b)	20,389	12,195
Integration Related Costs (c)	4,179	—
Legal Charges/Credits (d)	1,000	48,518
Tax Assessment (e)	5,331	—
Restructuring and Other Charges (f)	19,711	322
Gain on Sale of Assets (g)	(184)	(7,818)
FDA Mandated Product Recall (i)	11,000	—
UK Pension Settlement Charges (j)	2,769	—
Adjusted (Non-GAAP)	$647,440	$622,975

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income
(DOLLARS IN THOUSANDS)	Year Ended December 31,
	2017				2016
	Income before taxes	Taxes on income (l)	Net income	EPS	Income before taxes	Taxes on income (l)	Net income	EPS (m)
Reported (GAAP)	$537,045	$241,380	$295,665	$3.72	$523,717	$118,686	$405,031	$5.05
Operational Improvement Initiatives (a)	1,802	450	1,352	0.02	2,402	599	1,803	0.02
Acquisition Related Costs (b)	20,389	6,514	13,875	0.17	12,195	4,117	8,078	0.10
Integration Related Costs (c)	4,179	1,331	2,848	0.03	—	—	—	—
Legal Charges/Credits (d)	1,000	354	646	0.01	48,518	17,089	31,429	0.39
Tax Assessment (e)	5,331	1,885	3,446	0.04	—	—	—	—
Restructuring and Other Charges (f)	19,711	5,465	14,246	0.17	322	97	225	—
Gain on Sale of Assets (g)	(184)	(59)	(125)	—	(7,818)	(2,658)	(5,160)	(0.06)
CTA Realization (h)	(12,217)	—	(12,217)	(0.15)	—	—	—	—
FDA Mandated Product Recall (i)	11,000	3,890	7,110	0.09	—	—	—	—
UK Pension Settlement Charges (j)	2,769	526	2,243	0.03	—	—	—	—
U.S. Tax Reform (k)	—	(139,172)	139,172	1.76	—	—	—	—
Adjusted (Non-GAAP)	$590,825	$122,564	$468,261	$5.89	$579,336	$137,930	$441,406	$5.51
(a)	For 2017 and 2016, represents accelerated depreciation and idle labor costs in Hangzhou, China. For 2016, also includes the partial reversal of severance accruals related to prior year operational initiatives in Europe. There was approximately $0.4 million of idle labor costs in Hangzhou, China recorded during the 2016 that were not excluded from Adjusted Non-GAAP metrics.
(b)	For 2017, represents the amortization of inventory "step-up" included in Cost of goods sold and transaction costs related to the acquisitions of Fragrance Resources and PowderPure within Selling and administrative expenses. For 2016, represents the amortization of inventory "step-up" included in Cost of goods sold and transaction costs related to the acquisitions of David Michael within Selling and administrative expenses.
(c)	Represents costs related to the integration of the David Michael and Fragrance Resources acquisitions.
(d)	Represents additional charge related to litigation settlement.
(e)	Represents the reserve for payment of a tax assessment related to commercial rent for prior periods.
(f)	Represents severance costs related to the 2017 Productivity Program which were partially offset by the reversal of 2015 severance charges that were no longer needed. For 2016, represents accelerated depreciation related to restructuring initiatives and severance costs related to the termination of a former executive officer and the partial reversal of restructuring accruals recorded in the prior year.
(g)	Represents gains on sale of assets. For 2016, assets sold were principally in Brazil. During the first quarter of 2016, we previously recognized approximately $3 million of gains related to the sale of fixed assets. We have not retrospectively adjusted these amounts out of our Adjusted Non-GAAP metrics.
(h)	Represents the release of CTA related to the liquidation of a foreign entity.
(i)	Represents an estimate of the Company's incremental direct costs and customer reimbursement obligations, in excess of the Company's sales value of the recalled products, arising from an FDA mandated recall.
(j)	Represents pension settlement charges incurred in one of the Company's UK pension plans.
(k)	Represents charges incurred related to enactment of certain U.S. tax legislation changes in December 2017. The amount includes approximately $38.6 million related to net adjustments on deferred tax assets and $100.6 million related taxes on deemed repatriation of earnings.
(l)	The income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax expense (benefit) was calculated at 0%. For fiscal year 2017, these non-GAAP adjustments were not subject to foreign tax credits or valuation allowances, but to the extent that such factors are applicable to any future non-GAAP adjustments we will take such factors into consideration in calculating the tax expense (benefit).
(m)	The sum of these items does not foot due to rounding.

The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $2,011M related to PowderPure, $6,989M related to Fragrance Resources, $3,991M related to David Michael, $6,285M related to Ottens Flavors, and $7,831M related to Lucas Meyer Cosmetics.

CONTACT:
International Flavors & Fragrances Inc.
Michael DeVeau, 212-708-7164
VP, Corporate Strategy, Investor Relations & Communications
Michael.DeVeau@iff.com